EXHIBIT 12.1


RATIO OF AVAILABLE EARNINGS TO FIXED CHARGES AND RATIO OF AVAILABLE EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                           Six
                          Months         Year Ended
                          Ended
                           June     1995     1994    1993   1992    1991
                           1996
Net income before
income taxes             $38,588   $41,933  $49,68  $57,29 $45,21   $25,4
                                              0       1       7      64

Fixed charges (interest
expense, net of non-
recourse interest
expense, other CMO        72,644   162,762  143,27  82,586 56,341   37,00
expenses and provision                        8                       9
for losses)

Total  Available         $111,232  $204,69  $192,9  $139,8 $101,5   $62,4
Earnings (as defined)                 5       58      77     88      73

Preferred Stock           $4,386   $2,746     -       -       -       -
Dividend Requirements

Ratio of Available
Earnings                  1.53:1   1.26:1   1.35:1  1.69:1 1.80:1   1.69:
to Fixed Charges                                                      1

Ratio of Available
Earnings to Combined
Fixed Charges and         1.50:1   1.25:1   1.35:1  1.69:1 1.80:1   1.69:
Preferred Stock                                                       1
Dividends